AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2003.

                                                     REGISTRATION NO. 333-102452
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                       ___________________________________

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                  TO FORM S-1/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ___________________________________

                             AIR METHODS CORPORATION
             (Exact name of registrant as specified in its charter)
                       ___________________________________

               DELAWARE                                       84-0915893
    (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                       Identification No.)
                       ___________________________________

                                7301 SOUTH PEORIA
                           ENGLEWOOD, COLORADO  80112
                                 (303) 792-7400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  AARON D. TODD
                             CHIEF OPERATING OFFICER
                             AIR METHODS CORPORATION
                                7301 SOUTH PEORIA
                            ENGLEWOOD, COLORADO 80112
                            TELEPHONE: (303) 792-7400
  (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 With copies to:

                            LESTER R. WOODWARD, ESQ.
                            DAVIS GRAHAM & STUBBS LLP
                       1550 SEVENTEENTH STREET, SUITE 500
                             DENVER, COLORADO 80202
                            TELEPHONE: (303) 892-9400
                       ___________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     _______________________________________

   The registration fees were paid at the time of the original filing of this
                            Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and neither Air Methods Corporation nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                    Subject to Completion, dated June 4, 2003

                                 493,224  SHARES
                             AIR METHODS CORPORATION
                                  COMMON STOCK






                                ________________

     The 493,224 shares of common stock, $.06 par value, offered hereby are being offered from time to time by certain Air Methods Corporation stockholders. See "Selling Stockholders." The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

     Air Methods Corporation's common stock is listed on the NASDAQ National Market System under the symbol "AIRM." On May 30, 2003, the last reported sales prices of our common stock on the NASDAQ National Market System was $7.85.

     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 4, 2003.

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS IS MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . .    2
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . .    7
THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . .   11
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . . . .   13


                       WHERE YOU CAN FIND MORE INFORMATION

     Air Methods Corporation (Air Methods or the Company) files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Information contained on
                                   ------------------
the  Company's  website  at  http://www.airmethods.com  is  not  a  part of this
                             -------------------------
prospectus.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. Any information incorporated by reference that is required to be included in this prospectus for a limited period of time, such as pro forma financial information required in connection with a substantial acquisition, is incorporated into this prospectus only during such limited period of time. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of securities registered hereunder. This prospectus is part of a registration statement we filed with the SEC.

     - The Company's Annual Report on Form 10-K for the year ended December 31, 2002.

     - The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

     - The financial statements of Rocky Mountain Holdings, L.L.C., a Delaware limited liability company (RMH), and the pro forma financial information relating to the acquisition of RMH, each contained in the prospectus supplement, dated May 14, 2003, to our Registration Statement on Form S-1 (File 333-102452), dated

          January 10, 2003, including any amendment or report filed for the purpose of updating such information.

     You may receive a copy of any of these filings, at no cost, by writing or calling Air Methods Corporation, 7301 South Peoria, Englewood, Colorado 80112,
Attention:  Kay  Kelly,  telephone  (303)  792-7400.


                                  RISK FACTORS

     BEFORE PURCHASING OUR SECURITIES YOU SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, THE FOLLOWING RISK FACTORS:

THE COMPANY'S RECENT ACQUISITION OF RMH MAY PRESENT CHALLENGES TO INTEGRATE SUCCESSFULLY.

     On October 16, 2002, Air Methods acquired RMH, one of its competitors, for $33.6 million, effectively doubling the size of its operations. While RMH is engaged in the same lines of business as Air Methods, it has operated in different geographic areas and under different procedures and protocols. Although most of RMH's employees will continue as employees of the Company, few of its management level employees have remained with the Company. As with any large acquisition, a significant effort is required to assimilate the operations, financial and accounting practices and MIS systems, and to integrate key personnel, from the acquired business. This acquisition may cause disruptions in our operations and divert management's attention from day-to-day operations. We may not realize the anticipated benefits of this acquisition, our profitability may suffer due to acquisition related costs or unanticipated liabilities and our stock price may decrease if the financial markets assess that the acquisition was not accurately priced.

THE COMPANY IS HIGHLY LEVERAGED AND FUTURE CASH FLOW MAY NOT BE SUFFICIENT TO MEET OUR OBLIGATIONS.

     The Company is obligated under debt facilities providing for up to approximately $112 million of indebtedness, of which approximately $89.3 million was outstanding at December 31, 2002. Our substantial indebtedness could have important consequences for you. For example, if we fail to meet our payment obligations or otherwise default under the agreements governing our indebtedness, the lenders under those agreements will have the right to accelerate the indebtedness and exercise other rights and remedies against us. These rights and remedies include the rights to:

     -    repossess and foreclose upon the assets that serve as collateral,

     -    initiate  judicial  foreclosure  against  us,

     - petition a court to appoint a receiver for us or for substantially all of our assets, and

     - if we are insolvent, to initiate involuntary bankruptcy proceedings against us.

If our lenders exercise their rights and remedies, our assets may not be sufficient to repay our oustanding indebtedness, and there may be no assets remaining after payment of indebtedness to provide a return on our common stock.

OPERATING COVENANTS IN OUR LOAN AGREEMENTS RESTRICT OUR ABILITY TO TAKE CERTAIN ACTION AND FAILURE TO COMPLY WITH COVENANTS COULD LEAD TO DEFAULT.

     The Subordinated Notes and Senior Credit Facility, into which Air Methods entered to finance the acquisition of RMH, both contain restrictive financial and operating covenants, including restrictions on our ability to incur additional indebtedness, to exceed certain annual capital expenditure limits, and to engage in various corporate transactions such as mergers, acquisitions, asset sales and the payment of cash dividends. These restrictions in the lending arrangements will limit future growth through the limitation on capital expenditures and acquisitions, and may adversely impact our ability to implement our business plan. Events of default under these agreements include a change of control which is defined as (i) any person's becoming the beneficial owner of 40% or more of the Company's stock, (ii) directors of the Company at October 16, 2002, or directors approved by them, ceasing to comprise a majority of the Company's board of directors, (iii) foreign persons in the aggregate owning or controlling 20% or more of the Company's voting stock, or (iv) the Company or any subsidiary that holds an air carrier certificate ceasing to be a citizen of the United States. Failure to comply with these covenants or to maintain the required financial ratios could result in an event of default and accelerate payment of the principal balances due under the Subordinated Notes and the Senior Credit Facility.

FLIGHT  VOLUME  MAY  NEGATIVELY  IMPACT  OPERATING  RESULTS.

     Historically, all Company community-based model (CBM) revenue and approximately 35% of hospital-based model (HBM) revenue have been dependent upon flight volume. Similarly, approximately 20% of Company operating expenses has varied with the number of hours flown. Poor visibility, high winds, and heavy precipitation can affect the safe operation of aircraft and therefore result in reduced number of flight hours due to the inability to fly during these conditions. Prolonged periods of adverse weather conditions could have an adverse impact on our operating results. The months from November through February tend to have lower flight volume due to weather conditions and other factors, resulting in lower flight revenue during these months. Flight volume for CBM and HBM operations can also be affected by the distribution of calls among competitors by local government agencies and the entrance of new competitors into a market.

COLLECTION  RATES  MAY  NEGATIVELY  IMPACT  OPERATING  RESULTS.

     The Company's CBM division invoices patients and their insurers directly for services rendered and recognizes revenue net of estimated contractual allowances. The level of bad debt expense is driven by collection rates on these accounts. The Company responds to calls for air medical transports without pre-screening the creditworthiness of the patients. Collectibility is affected by the number of uninsured or indigent patients transported and is, therefore, primarily dependent upon the health of the U.S. economy. Changes in estimated contractual allowances and bad debts are recognized based on actual collections in subsequent periods. A significant or sustained downturn in the U.S. economy could have an adverse impact on the Company's bad debt expense.

DEPENDENCE ON THIRD PARTY SUPPLIERS COULD HAVE A MATERIAL ADVERSE EFFECT.

     The Company currently obtains a substantial portion of its helicopter spare parts and components from Bell Helicopter, Inc. (Bell) and American Eurocopter Corporation (AEC), because its fleet is comprised primarily of Bell and AEC aircraft, and maintains supply arrangements with other parties for its engine and related dynamic components. While the Company believes that it will not be subject to material interruptions or delays in obtaining aircraft parts and components, it does not have an alternative source of supply for Bell, AEC, and certain other aircraft parts. Failure or significant delay by these vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on the Company. Because of its dependence upon Bell and AEC for helicopter parts, the Company may also be subject to adverse impacts from unusually high price increases which are greater than overall inflationary trends. Increases in the Company's flight fees billed to its HBM customers are generally limited to changes in the consumer price index.

CHANGES  IN  DEPARTMENT  OF DEFENSE FUNDING COULD ADVERSELY AFFECT OUR REVENUES.

     One of the significant projects historically for the Products Division, the HH-60L program, is dependent upon Department of Defense funding. Failure of the U.S. Congress to approve funding for the production of additional HH-60L units could have an adverse impact on Products Division revenue.

OUR OPERATIONS AND THE PRICE OF OUR SERVICES ARE SUBJECT TO A SIGNIFICANT NUMBER OF GOVERNMENT REGULATIONS. IF THESE REGULATIONS CHANGE OR IF WE FAIL TO COMPLY WITH THEM, OUR OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     The air medical transportation services and products industry is subject to extensive regulation by governmental agencies, including the Federal Aviation Administration, which imposes significant compliance costs on the Company. In addition, reimbursement rates for air ambulance services established by governmental programs such as Medicare directly affect CBM revenue and indirectly affect HBM revenue from hospital customers. Changes in laws or regulations or reimbursement rates could have a material adverse impact on the Company's cost of operations or revenue from flight operations.

SIGNIFICANT FOREIGN OWNERSHIP MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS AND WILL CONSTITUTE A DEFAULT UNDER OUR LOAN AGREEMENTS.

     Federal law requires that United States air carriers be citizens of the United States. For a corporation to qualify as a United States citizen, the president and at least two-thirds of the directors and other managing officers of the corporation must be United States citizens and at least 75 percent of the voting interest of the corporation must be owned or controlled by United States citizens. If we are unable to satisfy these requirements, our operating authority from the Department of Transportation may be revoked. Furthermore, under our loan agreements, an event of default occurs if less than 80 percent of our voting interest is owned or controlled by United States citizens. We are aware of one foreign person who holds approximately 9.5% of our common stock. Because the Company is unable to control the transfer of its stock, it is unable to assure that it can remain in compliance with these requirements in the future.

COMPETITION  COULD  REDUCE  OUR  MARKET  SHARE  AND  IMPACT  OPERATING  RESULTS.

     HBM operations face significant competition from several national and regional air medical transportation providers for contracts with hospitals and other healthcare institutions. CBM operations also face competition from smaller regional carriers and alternative air ambulance providers such as sheriff departments. Operators generally compete on the basis of price, safety record, accident prevention and training, and medical capability of the aircraft. The Company's competition in the aircraft interior design and manufacturing industry comes primarily from two companies based in the United States and one in Europe. Competition is based mainly on product features, performance, price, and weight. There can be no assurance that the Company will be able to continue to compete successfully for new or renewing contracts in the future.

HAZARDS INHERENT IN THE AVIATION INDUSTRY AND LIMITATIONS OF INSURANCE MAY ADVERSELY IMPACT OUR OPERATIONS.

     Hazards are inherent in the aviation industry and may result in loss of life and property, thereby exposing the Company to potentially substantial liability claims arising out of the operation of aircraft. The Company may also be sued in connection with medical malpractice claims arising from events occurring during a medical flight. Under HBM operating agreements, hospital customers have agreed to indemnify the Company against liability arising out of medical malpractice claims and to maintain insurance covering such liability, but there can be no assurance that a hospital will not challenge the indemnification rights or will have sufficient assets or insurance coverage for full indemnity. In CBM operations, Company personnel perform medical procedures on transported patients, which may expose the Company to significant direct legal exposure to medical malpractice claims. The Company maintains general liability aviation insurance, aviation product liability coverage, and medical malpractice insurance, and believes that the level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurance that it will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. A limited number of hull and liability insurance underwriters provide coverage for air medical operators. A significant downturn in insurance market conditions could have a material adverse effect on the Company's cost of operations. Approximately 40% of any increases in hull and liability insurance may be passed through to the Company's customers according to contract terms. The Company has from time to time in the past lost aircraft as a result of accidents. Any future losses could result in adverse publicity and interruption of air medical services to client hospitals, as well as adverse financial effects.

AUTHORIZED  OR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE CURRENT STOCKHOLDERS.

     As of April 11, 2003, there were outstanding stock options to purchase approximately 552,283 shares of common stock and outstanding warrants to purchase approximately 593,224 shares of common stock, including warrants to purchase 443,224 shares of common stock that were issued by the Company in connection with the Subordinated Notes, having an exercise price of $0.06 per share. Exercise of outstanding stock options or warrants will dilute the interest of common stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options or warrants can be expected to exercise them at a time when any needed capital may be able to be obtained on terms more favorable than those provided in the outstanding options or warrants.

RECRUITING AND RETAINING SKILLED EMPLOYEES IS AN IMPORTANT ASPECT OF OUR LABOR-INTENSIVE BUSINESS.

     An important aspect of the Company's operations is the ability to hire and retain employees who have advanced aviation, nursing, and other technical skills. In addition, our hospital contracts typically contain minimum certification requirements for our pilots and mechanics. Employees who meet these standards are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to maintain and grow our business could be negatively impacted.

                           FORWARD-LOOKING STATEMENTS

     This prospectus or any prospectus supplement, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any of the words "believe," "expect," "anticipate," "plan," "estimate," and similar expressions are intended to identify such statements. Forward-looking statements include statements concerning possible or assumed future results of the Company; size, structure and growth of the Company's air medical services and products markets; continuation and/or renewal of HBM contracts; acquisition of new and profitable Products Division contracts; flight volume of CBM operations; successful integration of RMH; and other matters. The actual results that the Company achieves may differ materially from those discussed in such forward-looking statements due to the risks and uncertainties described in this prospectus (including those portions of the prospectus that are incorporated by reference) such as in the Business section of this prospectus, in Management's Discussion and Analysis of Financial Condition and Results of Operations, and in other sections of this prospectus or any prospectus supplement. The Company undertakes no obligation to update any forward-looking statements.


                                   THE COMPANY

     The Company is one of the largest providers of air medical emergency transport services and systems throughout the United States of America. The Company's CBM operations provide air medical transportation services in 14 states. The Company's HBM operations provide air medical transportation services to hospitals located in 27 states, plus Puerto Rico, under operating agreements with original terms ranging from one to ten years. Under both CBM and HBM operations, the Company transports persons requiring intensive medical care from either the scene of an accident or general care hospitals to highly skilled trauma centers or tertiary care centers. The Company's Products Division designs, manufactures, and installs aircraft medical interiors and other aerospace products.

     On October 16, 2002, Air Methods acquired 100% of the membership interests of RMH from Rocky Mountain Holdings, Inc. and AMC Helicopters, Inc. for $33.6 million in cash. RMH provides air medical transport services throughout the United States under both CBM and HBM using a fleet of over 80 helicopters and fixed-wing aircraft. RMH also maintains a national dispatch and communications center in Omaha, Nebraska, and aircraft maintenance and overhaul operations at its Provo, Utah headquarters and in Greenville, South Carolina.

     We  were  incorporated  in  1987  as  Cell  Technology,  Inc.,  a  Delaware
corporation, and changed our name to Air Methods Corporation in 1991. Our principal executive offices are located at 7301 South Peoria, Englewood, Colorado 80112, and our telephone number is (303) 792-7400. Our web site is http://www.airmethods.com. The information on our web site does not constitute
-------------------------
part  of  this  prospectus.


                                  THE OFFERING

     The Company is registering an aggregate of 493,224 shares of its common stock (Offered Shares) to be offered for sale by RCG Capital Markets Group, Inc.
(RCG), Prudential Capital Partners, L.P. (PCP), and Prudential Capital Partners Management Fund, L.P. (PCPMF) (Selling Stockholders).

     In consideration for certain investor relations consulting and other services provided by RCG, the Company has issued to RCG two warrants. First, on June 29, 2000, the Company issued to RCG a warrant to purchase up to 25,000 shares of the Company common stock, at an exercise price of $3.15 per share. The right to purchase the shares under this warrant expires on July 1, 2005. This warrant is currently exercisable. Second, on August 7, 2002, the Company issued to RCG an additional warrant to purchase up to 25,000 shares of Company common stock, at an exercise price of $6.60 per share. One third of the warrant will vest on April 7, 2003, one third of the warrant will vest on the December 7, 2003, and the remaining one third will vest on August 7, 2004. The right to purchase the shares under this warrant expires on August 8, 2007. Prior to the purchase of the warrant in connection with these services, RCG did not hold any shares of the Company common stock. After the offering, assuming all offered shares are sold, RCG would hold no shares of the Company common stock. As of April 11, 2003, one control person of RCG owned 4,000 shares of Company common stock through a revocable trust.

     In connection with the issuance of $23 million aggregate principal amount of Senior Subordinated Notes issued to PCP and PCPMF, on October 16, 2002, the Company issued to PCP a warrant to purchase up to 429,019 shares of the Company common stock and to PCPMF a warrant to purchase up to 14,205 shares of the Company common stock, each at an exercise price of $0.06 per share. The right to purchase these shares under both of these warrants expires on the later of October 16, 2008 or thirty days following notice of expiration sent by the Company. Each warrant is currently exercisable. This registration statement is being filed to comply with the terms of a stockholders' agreement, pursuant to which the Company agreed to file, by December 30, 2002, a registration statement relating to the resale of the shares, use its best efforts to have the registration statement be declared effective within 90 days of the earlier of the date this registration statement is filed and December 30, 2002, and remain effective until such time as the earlier of, among other things, the date on which all the securities issued to PCP, PCPMF, or their successors can be sold under Rule 144 of the Securities Act without volume limitations or have been sold. If the Company fails to comply with these registration requirements, it will be required to pay penalties to PCP and PCMF (allocated on the basis of their warrant ownership) at a rate equal to 0.25% per annum of the principal amount of the $23 million Senior Subordinated Notes (calculated on the basis of a 360-day year) for the first 30 days after such failure to comply and increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period; provided that, at no time will the aggregate rate exceed 2.00%
per  annum.   PCP  and  PCMF  waived  any  defaults  under  the  terms  of  the
Subordinated Notes arising as a result of the failure to file a registration statement through January 10, 2003, subject to the payment of the above described penalties by the Company. The Company filed a registration statement on January 10, 2003 and paid the applicable penalties to PCP and PCMF. One representative of PCP and its affiliate, PCPMF, is permitted to participate in all Company board meetings as an observer. If the Company issues equity securities in the future (other than in a public offering), any holder of unexercised warrants is entitled to pre-emptive rights to participate in that offering to maintain the percentage ownership represented by the unexercised warrants. Prior to the purchase of the warrant in connection with the RMH financing transaction, neither PCP nor PCPMF owned any shares of the Company common stock. After the offering, assuming all offered shares are sold, neither PCP nor PCPMF would hold shares of the Company common stock.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of Company common stock by the Selling Stockholders. The common stock to be sold under this prospectus is issuable upon the exercise of warrants held by the Selling Stockholders. If the warrants held by the Selling Stockholders are fully exercised, we would receive approximately $270,343.44 from the purchase of Company common stock pursuant to the warrants, and such amount would be added to our working capital. See "The Offering."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of Air Methods Common Stock as of April 11, 2003 by the Selling Stockholders in this offering.

                                                                                                        SHARES BENEFICIALLY
                                                             SHARES BENEFICIALLY OWNED                    OWNED AFTER THIS
                                                               PRIOR TO THIS OFFERING                        OFFERING
                                                             -------------------------      SHARES      -------------------
                                                                            PERCENT        OFFERED                PERCENT
                                                                               OF          IN THIS                   OF
NAME AND ADDRESS                                                 NUMBER   OUTSTANDING      OFFERING     NUMBER  OUTSTANDING
---------------------------------------------------------------  -------  ------------  --------------  ------  ------------
RCG Capital Markets Group, Inc.
5635 E.  Thomas Road
Phoenix, AZ 85018
                                                                  50,000          0.5%          50,000     0          0(1)
Prudential Capital Partners, L.P. (2), (3), (4)
2 Prudential Plaza
180 N. Stetson, Suite 5600
Chicago, IL 60601
                                                                 429,019          4.3%         429,019     0          0(1)
Prudential Capital Partners Management Fund, L.P. (2), (3), (5)
4 Gateway Center, 7th Floor
Newark, NJ 07102                                                  14,205          0.1%          14,205     0          0(1)

(1)     For  purposes  of  calculating  shares beneficially owned after this offering, it is assumed that all shares offered hereunder  (Offered  Shares)  that  are  purchasable  upon  the  exercise  of the warrant have been purchased by the Selling
Stockholder  upon  exercise  of  such warrant and that all such shares have been sold pursuant to this offering. The Selling
Stockholders  may have sold, transferred or otherwise disposed of all or a portion of their warrants since the date on which they  provided  information  regarding  their  securities  in  transactions exempt from the registration requirements of the
Securities  Act.

(2)     The  exercise prices and the number of shares issuable pursuant to the terms of the warrants issued to PCP and PCPMF are  subject  to  adjustment  pursuant  to  specified  anti-dilution  provisions  set  forth  in  those  warrants.

(3)     Based  on  public  records  and/or  direct  communications,  these  selling  security holders are also affiliates of registered  broker-dealers,  and  therefore  may  be  "underwriters"  within  the  meaning  of  the  Securities  Act.

(4)     Prudential  Capital  Group,  L.P.,  a  subsidiary of Prudential Financial Inc., is the general partner and a limited partner of PCP and the Prudential Insurance Company of America, also a subsidiary of Prudential Financial Inc., is a limited partner  of PCP.  In connection with the financing of the acquisition of RMH, PCP purchased a Senior Subordinated Note in an aggregate  principal  amount  of  $22,262,879  issued  by Air Methods and its subsidiaries and, together with its affiliate,
PCPMF,  has  the  right  to  designate  an  observer  of  Air  Methods'  board  meetings.

(5)     Prudential  Investment Management, Inc., a subsidiary of Prudential Financial Inc., is the general partner of PCPMF.
In  connection  with  the  financing  of  the acquisition of RMH, PCPMF purchased a Senior Subordinated Note in an aggregate principal amount of $737,121 issued by Air Methods and its subsidiaries and, together with its affiliate, PCP, has the right to  designate  an  observer  of  Air  Methods'  board  meetings.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders and their successors, which includes their pledgees, donees, partnership distributees, other transferees receiving the warrants or the Offered Shares in non-sale transfers, may sell the Offered Shares directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The  Offered  Shares  may  be  sold  in  one  or  more  transactions:

     -    at  fixed  prices;

     -    at  prevailing  market  prices  at  the  time  of  sale;

     -    at  varying  prices  determined  at  the  time  of  sale;  or

     -    at  negotiated  prices.

     These sales may be effected in transactions, which may involve block transactions, in the following manner:

     - on any national securities exchange or quotation service on which the Company's common stock may be listed or quoted at the time of sale;

     -    in  the  over-the-counter  market;

     - in transactions other than on these exchanges or services or in the over-the-counter market; or

     - through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

     The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Offered Shares and deliver these shares to close out short positions, or loan or pledge the underlying shares to broker-dealers that in turn may sell these shares.

     The aggregate proceeds to the Selling Stockholders from the sale of the Offered Shares will be the purchase price of the shares less any discounts and commissions. A Selling Stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of these shares to be made directly or through agents. The Company will not receive any of the proceeds from the resale of the Offered Shares by the Selling Stockholders. The Company may, however, receive cash consideration in connection with the exercise of the warrants.

     In order to comply with the securities laws of some jurisdictions, if applicable, the Selling Stockholders may sell the Offered Shares in some jurisdictions through registered or licensed broker dealers.

     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Offered Shares may be "underwriters" within the meaning of Section 2(11) of the Securities

Act. Any discounts, commissions, concessions or profit they earn on any resale of the Offered Shares may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     Pursuant to the Stockholders Agreement between the Company and PCP and PCPMF, the Company has agreed to pay substantially all of the expenses incident to the registration of the shares of the Company common stock underlying the warrants issued to PCP and PCPMF, except that PCP and PCPMF will pay any brokers' commissions and, in connection with an underwritten offering, underwriting discounts and commissions. In addition, PCP, PCPMF and the Company have agreed to indemnify each other and their respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the Offered Shares, including liabilities under the Securities Act.

     The Company will pay all of the other expenses incident to the offering of the Company common stock offered hereby by the Selling Stockholders, other than
(1) any underwriting commissions or brokerage commissions, and (2) an amount equal to the lesser of (A) 50% of the direct costs incurred by RCG in connection with this registration statement and (B) $5,000.


                            DESCRIPTION OF SECURITIES

     The  following  is  a  summary  description  of  certain  securities of Air
Methods. Investors are urged to review Air Methods' Certificate of Incorporation, as amended to date, filed as an exhibit to Air Methods' Registration Statement on Form S-1, as declared effective on August 27, 1987, and the Amendments to Air Methods' Certificate of Incorporation, filed as an exhibit to Air Methods' Annual Report on Form 10-K for the fiscal year ended
June  30,  1992,  each  as  incorporated  herein  by  reference.

GENERAL

     The Company is authorized to issue 16,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 11, 2003, there were 9,560,435 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

     The holders of Company common stock are entitled to vote at all meetings of stockholders, to receive dividends if, as, and when declared by the board of directors, and to participate in any distribution of property or assets on the liquidation, winding up, or other dissolution of the Company. The Company common stock has no preemptive or conversion rights. Except as required by certain supermajority voting requirements, including in the event of a proposed takeover, contained in the Company's Certificate of Incorporation, as amended, or as required by law or the Company's Bylaws, the affirmative vote of the holders of a majority of the common stock present in person or by proxy at a meeting where a quorum is present is required for stockholder action. The Company's Certificate of Incorporation, as amended, does not authorize cumulative voting for the election of directors.

WARRANTS

     In consideration for certain investor relations consulting and other services provided by RCG, the Company has issued to RCG two warrants. First, on June 29, 2000, the Company issued to RCG a warrant to purchase up to 25,000 shares of the Company common stock, at an exercise price of $3.15 per share. The right to purchase the shares under this warrant expires on July 1, 2005. This warrant is currently exercisable. Second, on August 7, 2002, the Company issued to RCG an additional warrant to purchase up to 25,000 shares of Company common stock, at an exercise price of $6.60 per share. One third of the warrant will vest on April 7, 2003, one third of the warrant will vest on December 7, 2003, and the remaining one third will vest on August 7, 2004. The right to purchase the shares under this warrant expires on August 8, 2007. Prior to the purchase of the warrant in connection with these services, RCG did not hold any shares of the Company common stock. After the offering, assuming all offered shares are sold, RCG would hold no shares of the Company common stock.

     In connection with the issuance of $23 million aggregate principal amount of Senior Subordinated Notes issued to PCP and PCPMF, on October 16, 2002 the Company issued to PCP a warrant to purchase up to 429,019 shares of the Company common stock, and to PCPMF a warrant to purchase up to 14,205 shares of the Company common stock, each at an exercise price of $0.06 per share. The right to purchase these shares under both of these warrants expires on the later of October 16, 2008 or thirty days following notice of expiration sent by the Company. Each warrant is currently exercisable. This registration statement is being filed to comply with the terms of a stockholders' agreement, pursuant to which the Company agreed to file, by December 30, 2002, a registration statement relating to the resale of the shares, use its best efforts to have the registration statement be declared effective within 90 days of the earlier of the date this registration statement is filed and December 30, 2002, and remain effective until such time as the earlier of, among other things, the date on which all the securities issued to PCP, PCPMF, or their successors can be sold under Rule 144 of the Securities Act without volume limitations or have been sold. If the Company fails to comply with these registration requirements, it will be required to pay penalties to PCP and PCMF (allocated on the basis of their warrant ownership) at a rate equal to 0.25% per annum of the principal amount of the $23 million Senior Subordinated Notes (calculated on the basis of a 360-day year) for the first 30 days after such failure to comply and increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period; provided that, at no time will the aggregate rate exceed 2.00% per annum. PCP and PCMF waived any defaults under the terms of the Subordinated Notes arising as a result of the failure to file a registration statement through January 10, 2003, subject to the payment of the above described penalties by the Company. The Company filed a registration statement on January 10, 2003 and paid the applicable penalties to PCP and PCMF. One representative of PCP and its affiliate, PCPMF, is permitted to participate in all Company board meetings as an observer. If the Company issues equity securities in the future (other than in a public offering), any holder of unexercised warrants is entitled to pre-emptive rights to participate in that offering to maintain the percentage ownership represented by the unexercised warrants. Prior to the purchase of the warrant in connection with the RMH financing transaction, neither PCP nor PCPMF held any shares of the Company common stock. After the offering, assuming all offered shares are sold, neither PCP nor PCPMF would hold any shares of the Company common stock.

CHANGE IN CONTROL PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Certain provisions of Air Methods' Amended Certificate of Incorporation may make it difficult to change control of Air Methods. Article IV of the Amended Certificate of Incorporation allows the board of directors of Air Methods to determine or alter the rights, preferences, privileges, and restrictions to be granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares that constitute any series of preferred stock, and to determine the designation and series of preferred stock. Article V of the Amended Certificate of Incorporation establishes what is known as a "classified board of directors," with three classes of directors designated as Class I, Class II, and Class III. Each class is elected to serve for a three year term, with each class up for election in different years so that in any one year, only one-third of all directors are up for election. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term.


                                  LEGAL MATTERS

     Some legal matters, including the validity of the securities offered by this prospectus, will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado, our legal counsel.


                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of Air Methods and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Rocky Mountain Holdings, L.L.C. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, incorporated in this prospectus by reference to Air Methods' Registration Statement on Form S-1 (No. 333-102452) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     We have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company.

     We maintain insurance policies under which our officers and directors are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Air Methods.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

================================================================================



     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                             AIR METHODS CORPORATION

                                  COMMON STOCK




                                  ____________

                                   PROSPECTUS
                                  ____________


                                  June 4, 2003




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission's registration fee.

        Registration Fee--Securities and Exchange Commission  $      261
                                                              ----------
        Legal Fees and Expenses. . . . . . . . . . . . . . .      55,500
                                                              ----------
        Accountants Fees and Expenses. . . . . . . . . . . .      44,000
                                                              ----------
        Miscellaneous. . . . . . . . . . . . . . . . . . . .       4,000
                                                              ----------

        Total. . . . . . . . . . . . . . . . . . . . . . . .  $  103,761
                                                              ==========

     The Selling Stockholders have paid none of the expenses related to this offering.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Air Methods is incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Accordingly, Article VIII of the Air Methods' Certificate of Incorporation, as amended, provides that no director shall be liable to Air Methods or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to Air Methods or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Article IX of the Air Methods Certificate of Incorporation, as amended, provides directors and officers of Air Methods shall be indemnified to the full extent permitted by Delaware law for any liability resulting from service as a director or officer of Air Methods.

     We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Air Methods.


ITEM 16.  EXHIBITS.

Exhibit
  No.    Description of Exhibit
-----    ----------------------
   2.1   Membership  Interest  Purchase  Agreement, dated June 6, 2002, among the Company; Rocky
         Mountain Holdings, L.L.C.; Rocky Mountain Holdings, Inc.; and AMC Helicopters, Inc. (1)

   4.1   Letter,  dated  June 29,  2000, between RCG Capital Markets Group, Inc. and Air Methods
         Corporation. (2)

   4.2   Letter,  dated  August 7, 2002, between RCG Capital Markets Group, Inc. and Air Methods
         Corporation. (2)

   4.3   Common  Stock  Purchase  Warrant,  dated  October  16,  2002,  between  the Company and
         Prudential Capital Partners, L.P. (3)

   4.4   Common  Stock  Purchase  Warrant,  dated  October  16,  2002,  between  the Company and
         Prudential Capital Partners Management Fund, L.P. (3)

   5.1   Opinion of Davis Graham & Stubbs LLP (4)

   23.1  Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

   23.2  Consent of KPMG LLP (5)

   23.3  Consent of PricewaterhouseCoopers LLP (5)

_________________
(1)  Filed as an exhibit to the Company's Current Report on Form 8-K dated April 25, 2002, and incorporated  herein  by  reference.

(2)  Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-102452)
     filed with the Commission on January 10, 2003, and incorporated herein by reference.

(3)  Filed  as  an  exhibit  to  the Company's Current Report on Form 8-K dated October 31, 2002, and incorporated herein by reference.

(4)  Filed as exhibit to the Company's Registration Statement on Form S-1/A (File No. 333-102452)
     filed with the Commission on January 23, 2003, and incorporated herein by reference.

(5)  Filed with this registration statement.


ITEM 17.  UNDERTAKINGS.

     (a)  We  hereby  undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d)     The  registrant  hereby  undertakes  that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 29, 2003.
                                    AIR METHODS CORPORATION


                                    By:   /s/ George W. Belsey
                                        ---------------------------------------
                                    Name:  George W. Belsey
                                    Title: Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints George W. Belsey and Aaron D. Todd, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Title                         Date
     ---------                     -----                         ----

/s/ George W. Belsey               Chairman of the Board         May 29, 2003
---------------------------------  Chief Executive Officer
George W. Belsey


/s/ Aaron D. Todd                  Chief Financial Officer       May 29, 2003
---------------------------------  Secretary and Treasurer
Aaron D. Todd


/s/ Ralph J. Bernstein             Director                      May 28, 2003
---------------------------------
Ralph J. Bernstein


/s/ Samuel H. Gray                 Director                      May 28, 2003
---------------------------------
Samuel H. Gray


/s/ Carl H. McNair, Jr.            Director                      May 28, 2003
---------------------------------
Carl H. McNair, Jr.

/s/ Lowell D. Miller               Director                      May 28, 2003
---------------------------------
Lowell D. Miller, Ph.D.


/s/ Donald R. Segner               Vice-Chairman of the Board    May 29, 2003
---------------------------------
Donald R. Segner


/s/ Morad Tahbaz                   Director                      May 28, 2003
---------------------------------
Morad Tahbaz


/s/ Sharon J. Keck                 Principal Accounting Officer  May 29, 2003
---------------------------------
Sharon J. Keck

                                  EXHIBIT INDEX


EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
-------                       ----------------------
  2.1    Membership  Interest  Purchase  Agreement, dated June 6, 2002, among the Company; Rocky
         Mountain Holdings, L.L.C.; Rocky Mountain Holdings, Inc.; and AMC Helicopters, Inc. (1)

  4.1    Letter,  dated  June  29, 2000, between RCG Capital Markets Group, Inc. and Air Methods
         Corporation. (2)

  4.2    Letter,  dated  August 7, 2002, between RCG Capital Markets Group, Inc. and Air Methods
         Corporation. (2)

  4.3    Common  Stock  Purchase  Warrant,  dated  October  16,  2002,  between  the Company and
         Prudential Capital Partners, L.P. (3)

  4.4    Common  Stock  Purchase  Warrant,  dated  October  16,  2002,  between  the Company and
         Prudential Capital Partners Management Fund, L.P. (3)

  5.1    Opinion of Davis Graham & Stubbs LLP (4)

   23.1  Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

   23.2  Consent of KPMG LLP (5)

   23.3  Consent of PricewaterhouseCoopers LLP (5)

_________________
(1)  Filed as an exhibit to the Company's Current Report on Form 8-K dated April 25, 2002, and incorporated  herein  by  reference.
(2)  Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-102452)
     filed with the Commission on January 10, 2003, and incorporated herein by reference.
(3)  Filed  as  an  exhibit  to  the Company's Current Report on Form 8-K dated October 31, 2002, and incorporated herein by reference.
(4)  Filed as exhibit to the Company's Registration Statement on Form S-1/A (File No. 333-102452)
     filed with the Commission on January 23, 2003, and incorporated herein by reference.
(5)  Filed with this registration statement.